Exhibit 99.1

For Immediate Release	Contacts:	Stacy Frole	(419) 627-2227
May 8, 2014		Lisa Broussard	(419) 609-5929

CEDAR FAIR REPORTS 2014 FIRST-QUARTER RESULTS
•Anticipates fifth consecutive year of record performance

•	Early-season trends positive for season pass sales and group event bookings

•	Declares quarterly cash distribution of $0.70 per limited partner (LP) unit payable on June 16, 2014
SANDUSKY, OHIO, May 8, 2014 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the first quarter ended March 30, 2014. Historically, first quarter results represent less than 5% of the Company’s full-year net revenues as the vast majority of its parks and facilities are closed during this quarter. As a result, the Company typically operates at a loss during this period.
“We are pleased with our early-season trends through the end of April, which for the most part normalizes our operating calendar for the Easter and spring break holidays,” said Matt Ouimet, Cedar Fair’s president and chief executive officer. “Comparable-park net revenues through April are up approximately $7 million over the same four-month period last year. We have experienced strength in all aspects of our business, including early-season pass sales and group event bookings. At the parks that have been operating, attendance and in-park guest per capita spending are also trending higher than this time last year. Based on our record performance in 2013 and these strong early-season trends, we remain confident in our ability to execute on our long-term strategy and expect 2014 to be another record year for Cedar Fair.”
First-Quarter Results
For the first quarter ended March 30, 2014, Cedar Fair’s net revenues decreased 3% to $40.5 million, compared with $41.8 million in the first quarter ended March 31, 2013. The decrease was entirely driven by the timing shift of the Easter and spring break holidays which occurred in the second quarter of 2014 compared with

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 First Quarter Results
May 8, 2014

the first quarter of 2013 and was in line with the Company's expectations. This was partially offset by a strong performance at Knott’s Berry Farm, the Company’s only year-round park, during the first quarter.
Operating costs and expenses for the first quarter of 2014 were $106.7 million, an increase of $4.0 million from the prior-year quarter, and were also in line with the Company's expectations. The increased costs for the quarter were largely due to budgeted increases in maintenance expense as the Company continues to invest in the infrastructure of its parks.
The net loss for the quarter totaled $83.5 million, or $1.51 per diluted LP unit, compared with a net loss of $109.1 million, or $1.95 per diluted LP unit, for the first quarter a year ago. The first-quarter 2013 net loss included a $34.6 million charge related to the Company's March 2013 refinancing.
Cash Flow and Liquidity Remain Strong
As of March 30, 2014, the Company had $618.9 million of variable-rate term debt (before giving consideration to fixed-rate interest rate swaps), $902.0 million of fixed-rate debt, $55.0 million borrowed under its revolving credit facilities and $8.9 million of cash on hand. The Company believes its credit facilities and cash flows are sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Distribution Declaration
The Company also announced today the declaration of a cash distribution of $0.70 per LP unit. The distribution will be paid on June 16, 2014, to unitholders of record as of June 4, 2014. This distribution reflects the Company’s strong performance and growth strategy and is consistent with its targeted record annualized distribution rate of $2.80 per LP unit for 2014.
Outlook
“Our investments to enhance the overall guest experience continue to be a key driver of our success,” added Ouimet. “For example, the launch of Banshee, a world-record-breaking roller coaster at Kings Island, resulted in the best opening weekend in that park’s 43-year history. Beyond our strong capital program, we have

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 First Quarter Results
May 8, 2014

many initiatives, including new live entertainment, increased culinary options and improved merchandise offerings, that we believe will further enhance the guest experience.
"Based on early-season trends and our confidence in our business model, we currently anticipate net revenues for the full-year 2014 to be in the range of $1.16 billion to $1.19 billion and Adjusted EBITDA is anticipated to be in the range of $435 million to $450 million," said Ouimet. "We also remain on track to achieve our FUNforward long-term growth goal of $450 million in Adjusted EBITDA at least one, if not two years, earlier than our original target of 2016."
Ouimet concluded by stating, “With eight of our parks now open, we are seeing first-hand the excitement our guests are experiencing as they leave this winter’s snowy, cold weather behind and create new memories with their families and friends.”
Conference Call
The Company will host a conference call with analysts today, May 8, 2014, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, today, until 11:59 p.m. ET, Thursday, May 22, 2014. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4678340.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 First Quarter Results
May 8, 2014

Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in our capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior releases are available online at www.cedarfair.com
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 First Quarter Results
May 8, 2014

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	3/30/2014	3/31/2013	3/30/2014	3/31/2013
Net revenues:
Admissions	$19,067	$20,023	$646,051	$620,422
Food, merchandise and games	16,386	16,692	355,799	346,374
Accommodations and other	5,013	5,084	131,389	115,259
	40,466	41,799	1,133,239	1,082,055
Costs and expenses:
Cost of food, merchandise, and games revenues	4,985	5,037	91,720	95,998
Operating expenses	80,350	76,657	476,037	456,775
Selling, general and administrative	21,404	21,039	152,777	141,366
Depreciation and amortization	4,307	4,786	122,008	127,013
Gain on sale of other assets	—	—	(8,743)	(6,625)
Loss on impairment / retirement of fixed assets, net	997	600	2,936	30,844
	112,043	108,119	836,735	845,371
Operating income (loss)	(71,577)	(66,320)	296,504	236,684
Interest expense	24,732	25,763	102,040	109,579
Net effect of swaps	371	9,211	(1,957)	8,689
Loss on early debt extinguishment	—	34,573	—	34,573
Unrealized/realized foreign currency loss	17,184	8,958	37,167	8,152
Other income	(73)	(40)	(187)	(92)
Income (loss) before taxes	(113,791)	(144,785)	159,441	75,783
Provision (benefit) for taxes	(30,251)	(35,659)	25,651	17,638
Net income (loss)	(83,540)	(109,126)	133,790	58,145
Net income (loss) allocated to general partner	(1)	(1)	1	1
Net income (loss) allocated to limited partners	$(83,539)	$(109,125)	$133,789	$58,144

Net income (loss)	$(83,540)	$(109,126)	$133,790	$58,145
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	1,621	301	4,076	1,839
Unrealized income (loss) on cash flow hedging derivatives	(650)	8,885	1,201	8,685
Other comprehensive income (loss), (net of tax)	971	9,186	5,277	10,524
Total comprehensive income (loss)	$(82,569)	$(99,940)	$139,067	$68,669
Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,500	55,854	55,531	55,694
Net income (loss) per limited partner unit	$(1.51)	$(1.95)	$2.41	$1.04
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,500	55,854	55,910	56,056
Net income (loss) per limited partner unit	$(1.51)	$(1.95)	$2.39	$1.04

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2014 First Quarter Results
May 8, 2014

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
FIRST QUARTER

(In thousands)	3/30/2014	3/31/2013

Cash and cash equivalents	$8,867	$10,038
Total assets	$1,973,235	$2,015,656
Long-Term Debt, including current maturities:
Revolving credit loans	$55,000	$96,000
Term debt	618,850	630,000
Notes	901,957	901,255
	$1,575,807	$1,627,255
Total partners' equity	$20,791	$22,526

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233